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                                   EXHIBIT 99.13

                            CENTURA SOFTWARE CORPORATION
                                   PRESS RELEASE

             CENTURA SOFTWARE INTRODUCES THE FIRST RELATIONAL DATABASE
                                  FOR SMART CARDS

REDWOOD SHORES, CA. JULY 21, 1998 --- Centura Software Corporation (NASDAQ:
CNTR/ formerly Gupta Corporation) today announced the availability of SQL Smart Card--the first embedded relational database available for smart cards. SQL Smart Card is part of the Centura MicroServer strategy which allows applications embedded with SQL databases to scale down to new hardware platforms including Windows CE, Palm Pilot and Psion, and other information appliances that require small database engines.

SQL Smart Card is currently being used in a pilot project by the Department of Commerce in Mexico to process import permits for the North American Free Trade Agreement (NAFTA). The Pilot has substantially reduced paperwork at the border and increased security at the crossing.

 "Like many government agencies, our policies for controlling the importation of goods require coordinating paperwork processed in multiple locations," states Eduardo Honey, project leader for the pilot development. Honey continues, "Using a paper-based system, it was impossible to track and control the importing of products into Mexico, as there are multiple entrant points. With our new smart card system, we have not only eliminated the problems related to the paperwork process, we have immediate, up to date information about the status of imports and we have a more secure process at the border."

Currently, all companies authorized to import goods into Mexico are issued a smart card. The smart card embedded database is initialized with the quantity and types of goods authorized for import. Customs agents along the border are equipped with PCs and smart card readers, which can read and display which products are authorized for import. The import customs officer updates the database to reflect imports that day, and the updated information is written back to the SQL database stored on the smart card. This local information is updated each night to the department's main server, providing a consolidated status of all imports. Using smart card technology, the Mexican government can now effectively control and report the importing of all goods into the country in a secure manner.

"SQL Smart Card facilitates a new generation of smart card applications and extends the smart card industry beyond the flat file data structure," stated Lionel Carrasco, Centura's vice president of business development. "Using Centura technology, developers avoid low level, complex programming to access smart card technology. Instead, developers can read and write to SQL databases on smart cards using the same read, write and insert commands used to manage SQL databases on disk-based storage systems via a simple ODBC driver."


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Because developers have the ability to store and update relational database information on smart cards using common SQL commands, they can work with a multitude of smart card vendors. Centura expects other new, innovative solutions to be developed where smart card technology provides a combination of individual security and immediate access to information. Centura is currently looking to forge new strategic alliances and partnerships so that it can further apply its technology in the smart card industry.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Today its products help developers build and deploy component based business applications requiring embedded databases. Applications developed and deployed with Centura's Integrated Development Environment products, SQLBase, Centura Team Developer and Centura net.db can scale from the Web down to smart appliances. Current Centura products are all year 2000 compliant. Centura has 26 offices located throughout the world in North America, Latin America, Asia/Pacific, Europe, Middle East and Africa. More information about the company and its products is located on Centura's Web site at http://www.centurasoft.com/.

For more information:

Centura Software Corporation
Kathy Lane
Senior Vice President
(650) 596-3400
http://www.centurasoft.com/

Imagio Public Relations
Ingrid Ougland
Account Executive
(206)625-0252
mailto:bridgitt@imagio.com


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